EXHIBIT A
                            Stock Purchase Agreement
                       between Hudson and Terrence Butler

                                  June 23, 1999


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                                    EXHIBIT A

                           STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made effective June__, 1999, by and between Terrence A. Butler ("Butler")with offices at 121-16 Ocean Promenade #1E, Rockaway Park, New York 11694 and Hudson Consulting Group, Inc., a Nevada corporation, with offices at 268 West 400 South, Suite 306, Salt Lake City, Utah 84101 ("Hudson").

                                    PREMISES

A. Butler owns Three Million Eight Hundred Forty Two Thousand Five Hundred Seventy (3,817,570) shares of the common stock, par value $0.001, of Kelly's Coffee Group, Inc. ("Shares") and has possession of sufficient corporate records of Kelly's Coffee Group, Inc. to allow new management of Kelly's Coffee Group, Inc. ("Kelly's") to cause Kelly's to become current with its Securities Exchange Act filings.

B. Hudson is interested in acquiring the Shares from Butler for a purchase price of forty thousand five hundred twenty seven ($40,000) U. S. dollars (the "Purchase Price") contingent upon Butler providing sufficient information to allow Kelly's new management to cause Kelly's to become current with its Securities Exchange Act filings.

C. Butler and Hudson desire to exchange the Shares for the Purchase Price.

                                    AGREEMENT

         Based on the above Premises, which are hereby incorporated by reference and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, Butler and Hudson agree as follows:

1.       PURPOSE
         On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, Butler agrees to exchange the Shares for the Purchase Price.

2.       DELIVERY OF THE SHARES
         A. Butler will deliver the Shares to Hudson on or before June 25, 1996 with all the necessary medallion signature guarantees and transfer documents. Furthermore, Butler will assist Kelly's new management in bringing Kelly's current with its Securities Exchange Act filings by no later than August 1, 1999.

         B. Hudson will deliver $33,000 of the Purchase Price to Butler in acceptable U. S. funds on or before June 25, 1996 and will deliver the remaining $7,000 within 10 days of Kelly's becoming current with its Securities Exchange Act filings.

3. REPRESENTATIONS AND WARRANTIES OF BUTLER Butler hereby represents and warrants to Hudson that:

         A. Authority. This Agreement has been duly executed by Butler. The execution and performance of this Agreement will not violate or result in a breach of, or constitute a default

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                  in any  agreement,  instrument,  judgment,  order or decree to which Butler is a party or to which Butler is subject.

         B. Organization. Butler is an individual residing in the state of New York.

         C. Transfer. Butler warrants the title to the Shares to Hudson, its successors and assignees.

         D. Information. No representation or warranty contained herein, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by Butler in connection with the transaction contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF Hudson
                  Hudson hereby represents and warrants to Butler that:

         A. Authority. This Agreement has been duly executed by Hudson. The execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which Hudson is a party or to which Hudson is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary duty to which Hudson is subject.

         B.       Security Compliance.  Hudson hereby represents to Butler that:

                  (I) Hudson is acquiring the Shares in a private transaction, for Hudson's own account and for investment purposes only and not with a view to public resale or distribution.

                  (ii) Hudson will not sell, transfer or otherwise dispose of the Shares except in compliance with the Securities Act of 1933, as amended (the "Securities Act").

         C. Financial Advisors. Hudson, in making its decision to acquire the Shares has relied solely on the advice of its principals, or its financial advisors and not on advice given by the agents, principals, consultants or employees of Butler.

5.       PRIVATE TRANSACTION
         Hudson represents and warrants that the exchange of the Shares is being made for investment only and Hudson does not intend to sell, hypothecate, give or otherwise dispose of any restricted shares transferred herein or any interest therein for distribution to the public except in compliance with the Securities Act. Hudson and Butler acknowledge that this representation and warranty constitutes the basis upon which the other party is induced to enter into and perform its obligations under this Agreement.

6.       TERMINATION
         Either party may terminate this Agreement at anytime prior to the date of Closing if there is any actual or threatened action or proceeding by or before any court or any other governmental body which seeks to restrain, prohibit, or invalidate the transactions which this Agreement contemplates and which, in the judgment of the party giving notice to terminate and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions which this Agreement contemplates.

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7.       MISCELLANEOUS
         A. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

                  Terrence A. Butler
                  121-16 Ocean Promenade, Apt #1E
                  Rockaway Park, New York 11694

                  Hudson Consulting Group, Inc
                  268 West 400, Suite 300
                  Salt Lake City, Utah  84101
                  Attention: Richard D. Surber

                  or to any other address which the parties may hereafter designate by notice. All notices shall be deemed to have been given as of the date of receipt.

         B. Entire Agreement. This instrument sets forth the entire agreement between the parties hereto and no prior written or oral statement or agreement shall be recognized or enforced.

         C. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect. The clauses and provisions which the Court determines are void, illegal or unenforceable shall be limited so that they remain in effect to the extent permissible by law.

         D. Assignment. Neither party may assign this Agreement without the express written consent of the other party. However, if the other party consents to the assignment such assignment will bind and inure to the benefit of the assignee.

         E. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

         F. Venue. To the extent permitted by law, the parties agree that the federal and local courts in Utah shall have exclusive personal and subject matter jurisdiction and venue for any claim or dispute between the parties, irrespective of the nature or source of the claim or dispute. The parties made this arrangement because: the parties mutually desire to remove uncertainty as to such matters; one or more of the parties and their property are located in Utah; and this Agreement has been negotiated and executed and will be performed in Utah.

         G. Waiver of Jury Trial. To the extent permitted by law, the parties hereby irrevocably waive a jury trial in the event of litigation. The parties included this provision because of the cost and delay of a jury trial and because the parties believe that a jury trial would not be necessary to resolve any dispute or claim between them.

         H. Attorney's Fees. If either party institutes legal action or other proceeding (including, but not limited to, arbitration) to enforce or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresen-tation in connection with any of the provisions of this Agree-ment, or otherwise because of a dispute among the parties, the successful or prevailing party will be entitled to recover reasonable attorney's fees. Attorney's fees shall include fees for appeals, collections and other expenses incurred in such action or proceeding. Legal fees shall be awarded in addition to any other relief to which the prevailing party may be entitled.


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         I.       No Third Party Beneficiary. Nothing in this Agreement,
                  expressed or implied, is intended to confer, any rights or remedies upon any person other than the parties hereto and their successors.

         J. Counterparts. The parties understand and agree that they may execute this Agreement in any number of identical counterparts, via facsimile or mail. Each counterpart shall be deemed an original for all purposes.

         K. Further Assurances. At any time and from time to time, after the date of this Agreement, each party will execute such additional instruments and take such actions as are reasonably necessary to confirm or perfect title to the Shares or otherwise to carry out the intent and purposes of this Agreement.

         L. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right or remedy at law, or in equity, and may be enforced concurrently herewith. No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by both parties. Any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         M. Headings. The section and subsection headings in this Agreement are inserted for convenience only. In the event of a conflict between a heading and the text of this Agreement, the text shall control the meaning and interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement.

         EXECUTED THIS __TH day of June 1999.

                  "Terrence A. Butler"

                     /s/ Terrence A. Butler
                  ------------------------------------
                  Terrence A. Butler

                  "Hudson Consulting Group , Inc."

                     /s/ Richard D. Surber
                  ------------------------------------
                  Richard D. Surber, President


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